EXHIBIT 21.2

WISCONSIN POWER AND LIGHT COMPANY

SUBSIDIARIES OF THE REGISTRANT

The following are deemed to be significant subsidiaries of Wisconsin Power and Light Company as of Dec. 31, 2011:

Name of Subsidiary	State of Incorporation

WPL Transco LLC	Wisconsin

American Transmission Company LLC	Wisconsin